UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2022

CATCHMARK TIMBER TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-36239	20-3536671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Concourse Parkway, Suite 2650

Atlanta, Georgia 30328

(Address of principal executive offices)

(855) 858-9794

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 Par Value Per Share	CTT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01 — Entry into a Material Definitive Agreement

On May 29, 2022, CatchMark Timber Trust, Inc., a Maryland corporation (the “Company”), and CatchMark Timber Operating Partnership, L.P. a Delaware limited partnership (the “Partnership”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PotlatchDeltic Corporation a Delaware corporation (“Parent”), Horizon Merger Sub 2022, LLC, a Delaware limited liability company (“Merger Sub”).

Pursuant to the Merger Agreement, the Company will be merged with and into Merger Sub (the “Company Merger”), with Merger Sub surviving the Company Merger. Immediately following the Company Merger, the Partnership will be merged with and into Merger Sub (the “Partnership Merger” and together with the Company Merger, collectively the “Mergers”), with Merger Sub surviving the Partnership Merger. Capitalized terms used below but not defined herein have the respective meanings assigned thereto in the Merger Agreement.

The board of directors of the Company (the “Board”) has unanimously approved the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement.

Merger Consideration

At the effective time of the Company Merger, each issued and outstanding share of the Company’s Class A common stock (the “Common Stock”), other than those shares held by the Company, the Partnership, Parent, Merger Sub or any of their respective wholly owned subsidiaries, will be converted into the right to receive 0.230 shares of common stock of Parent plus the right, if any, to receive cash in lieu of fractional shares of common stock of Parent (the “Merger Consideration”). Holders of the Common Stock will receive the Merger Consideration on a tax-free basis.

Immediately prior to the effective time of the Company Merger, any and all outstanding issuance and forfeiture conditions on any Common Stock subject to an award of Common Stock granted under Company’s equity incentive plans that is unvested or subject to a substantial risk of forfeiture will be deemed satisfied in full and on a fully vested basis (at maximum performance to the extent applicable), and convert into the Merger Consideration.

Immediately prior to the effective time of the Partnership Merger (i) each issued and outstanding unvested LTIP Unit of the Partnership will automatically become fully vested at maximum performance, to the extent applicable and (ii) immediately after such vesting, each vested LTIP Unit of the Partnership that is eligible for conversion into Partnership OP Units will automatically convert into common units of the Partnership (the “Partnership OP Units”).

At the effective time of the Partnership Merger, each of the issued and outstanding Partnership OP Units, other than those held by the Company, the Partnership, Parent, Merger Sub or any of their respective wholly owned subsidiaries, will automatically convert into the Merger Consideration.

Governance; Other Matters

Effective as of immediately after the effective time of the Company Merger, one member of the board of directors of the Company (the “Company Board”) selected by the Company will be appointed to the board of directors of Parent (the “Company Designated Director”). From the Closing until immediately after the first annual meeting of stockholders of Parent occurring after the Closing, Parent must take actions reasonably necessary to cause the Company Designated Director to be appointed to the board of directors of Parent.

Following the effective time of the Company Merger, Parent will use commercially reasonable efforts to establish a regional office in Atlanta, Georgia.

Closing Conditions

The consummation of the Mergers is subject to certain closing conditions, including (i) the approval of the Company Merger by the holders of a majority of the outstanding Common Stock, (ii) the absence of any temporary restraining order, injunction or other legal order, and law being enacted, which would have the effect of making illegal or otherwise prohibiting the consummation of the Mergers, (iii) the Form S-4 to be filed by Parent in connection with common stock of Parent to be issued in the Mergers being declared effective, (iv) the shares of common stock of Parent to be issued in the Mergers will have been approved for listing on Nasdaq, (v) the receipt of certain legal opinions by Parent and the Company and (vi) other customary conditions specified in the Merger Agreement.

Representations, Warranties and Covenants

Each of the Company, the Partnership, Parent and Merger Sub made representations and warranties in the Merger Agreement. Each of the Company and the Partnership has also agreed to various customary covenants and agreements, including, subject to certain exceptions, (i) to conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice, subject to certain exceptions, during the period between the execution of the Merger Agreement and the consummation of the Mergers and (ii) to call and hold a stockholder meeting and recommend that the Company’s stockholders approve the Company Merger.

Each of Parent and the Company agreed not to make, declare or set aside any dividend or other distribution to its respective stockholders or shareholders without the prior written consent of the other party, except that upon written notice to the other party, (i) the Company may authorize and pay (i) quarterly distributions at a rate not in excess of $0.075 per share per quarter and (ii) the regular distributions that are required to be made in respect of the Partnership LTIP Units and the Partnership OP Units in connection with any dividends paid on the Common Stock in accordance with the terms of the partnership agreement of the Partnership and (ii) Parent may authorize and pay quarterly distributions at a rate not in excess of $0.44 per share per quarter.

The Company agreed not to (i) solicit proposals relating to certain alternative transactions, (ii) enter into discussions or negotiations or provide non-public information in connection with any proposal for an alternative transaction from a third party, (iii) approve or enter into any agreements providing for any such alternative transaction, subject to certain exceptions to permit members of the Board to comply with their duties as directors under applicable law, or (iv) propose or agree to do any of the foregoing. Notwithstanding these “no-shop” restrictions, prior to obtaining the Company stockholder approval, under specified circumstances the Board may change its recommendation of the transaction, and the Company may also terminate the Merger Agreement to accept a superior proposal upon payment of the termination fee described below.

Termination of the Merger Agreement

The Merger Agreement may be terminated under certain circumstances, including by either Parent or the Company if the Mergers have not been consummated on or before 5:00 p.m. (New York time) on November 29, 2022, if a final and non-appealable order is entered enjoining or otherwise prohibiting the Mergers, or if the Company shareholders shall have voted at the special meeting held to consider the approval of the Company Merger and the Company Merger is not approved.

The Merger Agreement provides that, in connection with the termination of the Merger Agreement under specified circumstances, the Company may be required to pay to Parent a termination fee of $19,384,231. However, the termination fee payable by the Company to Parent will be $9,692,116 if the Merger Agreement is terminated before the end of the “Window Period End Time” by (i) the Company in order for the Company to accept a superior proposal from a “Qualified Bidder” or (ii) Parent because the Company Board changed its recommendation that the Company stockholders approve the Company Merger as the result of a superior proposal from a “Qualified Bidder.” Under the terms of the Merger Agreement, a “Qualified Bidder” is a bidder that has delivered an acquisition proposal on or prior to 11:59 p.m. (New York time) on June 28, 2022 with respect to which, on or prior to such date, the Company Board concluded in good faith (after consultation with its outside legal counsel and its financial advisors) either constituted or would reasonably be expected to lead to a superior proposal (provided that such bidder will cease to be a “Qualified Bidder” if its acquisition proposal is withdrawn, terminates or expires after June 28, 2022). In addition, the term “Window Period End Time” in the Merger Agreement means, with respect to a Qualified Bidder, the later of (i) 11:59 p.m. (New York time) on July 13, 2022 and (ii) one business day after the end of a required notice period with respect to a superior proposal by such Qualified Bidder provided that such notice period (as may be extended) began on or prior to 11:59 p.m. (New York time) on July 13, 2022.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been included in this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties, including qualification by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to contractual standards of “materiality” and “material adverse effect” applicable to the contracting parties that differ from those applicable to investors or under applicable securities laws. Investors are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.03 — Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The Company Board approved and adopted the second amendment (the “Bylaws Amendment”) to the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), which provides that unless the Company consents in writing to the selection of an alternative forum, (i) the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim as defined under the Maryland General Corporation Law (the “MGCL”), including, without limitation, (w) any derivative action or proceeding brought on behalf of the Company, (x) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Company to the Company or its stockholders, (y) any action asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to any provision of the MGCL, the Company’s charter or Bylaws or (b) any other action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine, and (ii) the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. The Bylaws Amendment became effective as of May 29, 2022.

The foregoing description of the Bylaws Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01 — Other Events

On May 31, 2022, the Company and Parent issued a joint press release announcing the signing of the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Due to the Company’s entry into the Merger Agreement, the Company Board has postponed the 2022 Annual Meeting of Stockholders that had been scheduled for June 14, 2022. The Company’s announcement of the postponement of the Company’s Annual Meeting of Stockholders is included in the press release attached hereto as Exhibit 99.1 and incorporated herein by reference.

On May 30, 2022, the Company sent an email communication to its employees with information with respect to the Merger Agreement, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Title
2.1	Agreement and Plan of Merger, dated as of May 29, 2022, by and among PotlatchDeltic Corporation, Horizon Merger Sub 2022, LLC, CatchMark Timber Trust, Inc. and CatchMark Timber Operating Partnership, L.P.
3.1	Amendment No. 2 to Amended and Restated Bylaws of CatchMark Timber Trust, Inc.
99.1	Press Release, dated May 31, 2022, announcing the execution of the Merger Agreement.
99.2	Email to the Company’s Employees, distributed by the Company on May 30, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Additional Information

This Current Report is being made in respect of the proposed merger transaction involving Parent and the Company. This Current Report does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. In connection with the proposed transaction, Parent plans to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that constitutes a prospectus of Parent and will also include a proxy statement of the Company. After the Registration Statement has been declared effective, the Company will mail the definitive proxy statement/prospectus to its stockholders. The proxy statement/prospectus to be filed with the SEC related to the proposed merger will contain important information about Parent, the Company, the proposed transaction and related matters. Investors are urged to carefully read the proxy statement/prospectus and other documents to be filed with the SEC (or incorporated by reference into the proxy statement/prospectus) in connection with the proposed merger, when available. Investors will be able to obtain free copies of the proxy statement/prospectus, when it is filed with the SEC, through the website maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by the parties on Parent’s website at www.potlatchdeltic.com (which website is not incorporated herein by reference), for documents filed with the SEC by Parent, or on the Company’s website at www.catchmark.com (which website is not incorporated herein by reference), for documents filed with the SEC by the Company.

Participants in the Solicitation

Parent and the Company and their respective directors and officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders of the Company in connection with the merger transaction. Certain information about the directors and executive officers of Parent is set forth in its Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on February 17, 2022, and its proxy statement for its 2022 annual meeting of stockholders, which was filed with the SEC on March 29, 2022, and will be contained in the proxy statement/prospectus described above when it is filed with the SEC. Certain information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 3, 2022 and its proxy statement for its 2022 annual meeting of stockholders, which was filed with the SEC on April 15, 2022, and will be contained in the proxy statement/prospectus described above when it is filed with the SEC. You can obtain free copies of these document from Parent and the Company using the contact information above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATCHMARK TIMBER TRUST INC.
/s/ Lesley H. Solomon
Date: May 31, 2022	Lesley H. Solomon, General Counsel and Secretary